                                                                       EXHIBIT 1

                                                                  CONFORMED COPY



                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         COLUMBUS MCKINNON CORPORATION,

                           L ACQUISITION CORPORATION

                                      AND


                           SPRECKELS INDUSTRIES, INC.
                      (KNOWN AS YALE INTERNATIONAL, INC.)



                             DATED AUGUST 24, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----


                                   ARTICLE I

                                   THE OFFER...........................  1

     SECTION 1.1    The Offer..........................................  1
     SECTION 1.2    Company Action.....................................  3

                                  ARTICLE II

                                  THE MERGER...........................  4

     SECTION 2.1     The Merger........................................  4
     SECTION 2.2     Effective Time....................................  4
     SECTION 2.3     Effects of the Merger.............................  4
     SECTION 2.4     Certificate of Incorporation; By-Laws.............  5
     SECTION 2.5     Directors and Officers............................  5
     SECTION 2.6     Conversion of Securities..........................  5
     SECTION 2.7     Treatment of Employee and Director
                        Options........................................  6
     SECTION 2.8     Dissenting Shares and Section 262
                        Shares.........................................  6
     SECTION 2.9     Surrender of Shares; Stock Transfer
                        Books..........................................  7
     SECTION 2.10    Withholding Taxes.................................  8

                                  ARTICLE III


          REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  9

     SECTION 3.1       Organization and Qualification;
                         Subsidiaries..................................  9
     SECTION 3.2       Certificate of Incorporation and By-
                         Laws..........................................  9
     SECTION 3.3       Capitalization..................................  9
     SECTION 3.4       Authority Relative to This Agreement............ 11
     SECTION 3.5       No Conflict; Required Filings and
                          Consents..................................... 11
     SECTION 3.6       Material Contracts.............................. 12
     SECTION 3.7       Compliance...................................... 12
     SECTION 3.8       SEC Filings; Financial Statements............... 12
     SECTION 3.9       Absence of Certain Changes or Events............ 14
     SECTION 3.10      No Undisclosed Liabilities...................... 14
     SECTION 3.11      Absence of Litigation........................... 14
     SECTION 3.13      Tax Matters..................................... 16
     SECTION 3.14      Environmental Liability......................... 17
     SECTION 3.15      Licenses and Permits............................ 18
     SECTION 3.16      Offer Documents; Proxy Statement................ 18
     SECTION 3.17      Rights Agreement................................ 19
     SECTION 3.18      Brokers......................................... 19

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                                                                Page
                                                                ----


      SECTION 3.19    State Takeover Laws.......................  19
      SECTION 3.20    Exercise of Warrants......................  19

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND PURCHASER....................  20

       SECTION 4.1    Corporate Organization....................  20
       SECTION 4.2    Authority Relative to This Agreement......  20
       SECTION 4.3    No Conflict; Required Filings and
                          Consents..............................  20
       SECTION 4.4    Offer Documents; Proxy Statement..........  21
       SECTION 4.5    Financing.................................  21
       SECTION 4.6    Brokers...................................  22

                                   ARTICLE V

                CONDUCT OF BUSINESS PENDING THE MERGER..........  22

       SECTION 5.1    Conduct of Business of the Company
                          Pending the Merger....................  22


                                  ARTICLE VI

                          ADDITIONAL AGREEMENTS.................  25

       SECTION 6.1    Stockholders Meeting......................  25
       SECTION 6.2    Proxy Statement...........................  25
       SECTION 6.3    Company Board Representation; Section
                            14(f)...............................  26
       SECTION 6.4    Access to Information; Confidentiality....  27
       SECTION 6.5    No Solicitation of Transactions...........  28
       SECTION 6.6    Employee Benefits Matters.................  29
       SECTION 6.7    Directors' and Officers' Indemnification
                            and Insurance.......................  29
       SECTION 6.8    No Amendment to the Rights Agreement......  29
       SECTION 6.9    Further Action; Reasonable Efforts........  29
       SECTION 6.10   Public Announcements......................  30
       SECTION 6.11   Warrants..................................  30
       SECTION 6.12   Delivery of Director Agreements...........  30

                                  ARTICLE VII

                           CONDITIONS OF MERGER.................  30

       SECTION 7.1    Conditions to Obligation of Each Party
                             to Effect the Merger...............  30
       SECTION 7.2    Conditions to Obligations of Purchaser ...  31

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                                                                       Page
                                                                       ----

                                 ARTICLE VIII


                    TERMINATION, AMENDMENT AND WAIVER.................  31

 SECTION 8.1     Termination..........................................  31
 SECTION 8.2     Effect of Termination................................  33
 SECTION 8.3     Termination Fee......................................  33
 SECTION 8.4     Fees and Expenses....................................  33
 SECTION 8.5     Amendment............................................  34
 SECTION 8.6     Waiver...............................................  34


                                  ARTICLE IX


                          GENERAL PROVISIONS .........................  34

SECTION 9.1      Non-Survival of Representations,
                     Warranties and Agreements........................  34
SECTION 9.2      Notices..............................................  34
SECTION 9.3      Certain Definitions..................................  35
SECTION 9.4      Severability.........................................  36
SECTION 9.5      Entire Agreement; Assignment.........................  37
SECTION 9.6      Parties in Interest..................................  37
SECTION 9.7      Governing Law........................................  37
SECTION 9.8      Headings.............................................  37
SECTION 9.9      Counterparts.........................................  37
SECTION 9.10     Disclosure Schedule..................................  37


Annex A -- Offer Conditions

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated August 24, 1996 (this

"Agreement"), among COLUMBUS MCKINNON CORPORATION, a New York corporation
 ---------
("Parent"), L ACQUISITION CORPORATION, a Delaware corporation and a wholly owned
- --------
subsidiary of Parent formed solely for the purpose of effecting the transactions contemplated herein ("Purchaser"), and SPRECKELS INDUSTRIES, INC. (known as YALE
                      ---------
INTERNATIONAL, INC.), a Delaware corporation (the "Company").
                                                   -------

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each outstanding share (collectively, the

"Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common
- -------                                                           --------------
Stock") pursuant to the Offer and in the Merger (each as defined below) is fair
- -----
to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend acceptance of the Offer and the Merger and approval of this Agreement by such stockholders; and

          WHEREAS, the Board of Directors of Parent and Purchaser have each approved the merger (the "Merger") of Purchaser with and into the Company in
                          ------
accordance with the General Corporation Law of the State of Delaware ("Delaware
                                                                       --------
Law"), upon the terms and subject to the conditions set forth herein;
- ---

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER

          SECTION 1.1  The Offer.  (a)  Provided that this Agreement shall not
                       ---------
have been terminated in accordance with Section 8.1 and no event shall have occurred and no circumstance shall exist which could result in a failure to satisfy any of the conditions or events set forth in Annex A hereto (the "Offer
                                                                          -----
Conditions"), as soon as reasonably practicable after the execution hereof (but
- ----------
in no event later than five business days after the public announcement by the Company of the execution hereof) Purchaser shall, and Parent shall cause Purchaser to, commence an offer to purchase (i) all of the outstanding Shares of the Company, at a price of $24 per Share (the "Per Share Amount"), and (ii) all
                                               ----------------
of the outstanding Warrants (as defined below), at a price equal to the applicable Spread (as defined below), in each case net to the seller in cash (the "Offer"). The obligation of Purchaser to accept for payment Shares and
      -----
Warrants tendered shall be subject to the satisfaction of the

Offer Conditions. Purchaser expressly reserves the right, in its sole discretion, to waive any Offer Condition (other than the Minimum Condition (as defined in Annex A hereto)) and to increase the Per Share Amount payable pursuant to the Offer or make any other changes in the terms and conditions of the Offer (provided that, without the written consent of the Company, no change
           --------
may be made which decreases the Per Share Amount payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares or Warrants to be purchased in the Offer or imposes conditions to the Offer in addition to the Offer Conditions). Purchaser covenants and agrees that, subject to the terms and conditions of this Agreement and the Offer, including but not limited to the Offer Conditions, unless the Company otherwise consents in writing, Purchaser will accept for payment and pay for Shares and Warrants validly tendered and not properly withdrawn promptly following the expiration of the Offer, provided that
                                                                   --------
Purchaser may extend the Offer up to the tenth business day after the later of
(i) the tenth business day after the initial expiration date of the Offer and
(ii) the date on which all such conditions shall first have been satisfied or waived. It is agreed that the Offer Conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser or Parent not inconsistent with the terms hereof) or, except with respect to the Minimum Condition, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion. For purposes of this Agreement, the term "Warrants" means, collectively, the Company's issued and outstanding
          --------
warrants to purchase shares of its Class A Common Stock at exercise prices of $9.17 per share (the "$9.17 Warrants"), $11.67 per share (the "$11.67
                      --------------                           ------
Warrants"), $15.00 per share (the "$15.00 Warrants") and $1.00 per share (the
                                   ---------------
"$1.00 Warrants"), respectively.  For purposes of this Agreement, the term
- ---------------
"Spread" means, with respect to each Warrant, an amount equal to the difference,
- -------
if positive, between the Per Share Amount and the exercise price of such Warrant.

          (b) As soon as reasonably practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments
 ---
and supplements thereto, the "Schedule 14D-1") with respect to the Offer.  The
                              --------------
Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the
                                     -----------------
related letter of transmittal (the "Letter of Transmittal") (which Schedule 14D-
                                    ---------------------
1, Offer to Purchase, Letter of Transmittal and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Each of Parent, Purchaser and the Company agrees
     ---------------
promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review the Schedule 14D-1 prior to its being filed with the SEC. Each of Parent and Purchaser agrees to provide the Company and its counsel in writing with any written comments Parent and Purchaser or their counsel may receive from the SEC with respect to the Offer Documents promptly after the receipt of such comments.

          SECTION 1.2  Company Action.  (a)  The Company hereby approves of and
                       --------------
consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on August 23, 1996, has unanimously
(A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares and Warrants, (B) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and (C) resolved to recommend that the stockholders and holders of Warrants (the "Warrantholders") of the Company accept the Offer, tender their
               --------------
Shares and Warrants to Purchaser thereunder and approve this Agreement and the transactions contemplated hereby; and (ii) Salomon Brothers Inc (the "Financial
                                                                      ---------
Advisor") has delivered to the Board of Directors of the Company its written
- -------
opinion (or oral opinion confirmed in writing) that the consideration to be received by holders of Shares, other than Parent and Purchaser, pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section 3.14. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

          (b) The Company shall file with the SEC, as soon as practicable after the commencement of the Offer, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the

"Schedule 14D-9"), containing the recommendations of the Company's Board of
- ---------------
Directors described in Section 1.2(a)(i) and shall promptly mail the Schedule 14D-9 to the stockholders and Warrantholders of the Company. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares and

Warrants, in each case as and to the extent required by applicable federal securities laws.

          (c) In connection with the Offer, if requested by Purchaser, the Company shall promptly furnish Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares and Warrants, each as of a recent date, and shall promptly furnish Purchaser with such additional information (including but not limited to updated lists of stockholders, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares and Warrants.


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
of this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 2.2), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). With the Company's
                                ---------------------
prior written consent (which consent shall not be unreasonably withheld), Parent may elect to structure the Merger so that (i) the Company is merged with and into Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or (ii) any direct or indirect wholly owned subsidiary of Parent other than Purchaser is merged with and into the Company. In the event of such an election and the Company's consent thereto, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

          SECTION 2.2  Effective Time.  As soon as practicable after the
                       --------------
satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of
      ---------------------
Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) will be the

"Effective Time".
- ---------------

          SECTION 2.3  Effects of the Merger.  The Merger shall have the effects
                       ---------------------
set forth in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.4  Certificate of Incorporation; By-Laws.  (a)  At the
                       -------------------------------------
Effective Time and without any further action on the part of the Company and Purchaser, the Restated Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") as in effect immediately prior to the
     ----------------------------
Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under Delaware Law.

          (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the By-Laws of Purchaser shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 2.5  Directors and Officers.  The directors of Purchaser
                       ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

          SECTION 2.6  Conversion of Securities.  At the Effective Time, by
                       ------------------------
virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.6(b)) and any Dissenting Shares (as defined in Section 2.8(a))) shall be cancelled, extinguished and converted into the right to receive an amount equal to the Per Share Amount in cash or any higher price that may be paid pursuant to the Offer (the "Merger Consideration") payable to the holder
                                 --------------------
     thereof, without interest, upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.9.

          (b) Each share of Class A Common Stock held in the treasury of the Company and each Share owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of common, preferred or other capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

          SECTION 2.7  Treatment of Employee and Director Options.  Immediately
                       ------------------------------------------
prior to the Effective Time, each employee or director stock option and any related stock appreciation right (together, an "Employee Option"), whether or
                                                ---------------
not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Employee Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, with respect to any Employee Option, the date six months and one day following the grant of such Employee Option) from the Company in consideration for the cancellation of such Employee Option an amount in cash equal to the product of (i) the number of Shares previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Employee Option.

          SECTION 2.8  Dissenting Shares and Section 262 Shares.  (a)
                       ----------------------------------------
Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and shall have delivered a written demand for appraisal of such shares of Class A Common Stock in the time and manner provided in
Section 262 of Delaware Law and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under Delaware Law (the "Dissenting Shares") shall not be converted into the right to
                   -----------------
receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of Delaware Law;

provided, however, that if such holder shall have failed to perfect or shall
- --------  -------
have effectively withdrawn or lost his, her or its right to appraisal and payment under Delaware Law, such holder's shares of Class A Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.6(a) of this Agreement, without any interest thereon.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The

Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

          SECTION 2.9  Surrender of Shares; Stock Transfer Books.  (a)  Prior to
                       -----------------------------------------
the Effective Time, Purchaser shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying
                                                                    ------
Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.6(a). When and as needed, Parent or Purchaser will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.9(b). Such funds shall be invested by the Paying Agent as directed by Purchaser or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or
             --------
guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal
                              ------------
(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Class A Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

          SECTION 2.10  Withholding Taxes.  Parent and Purchaser shall be
                        -----------------
entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Warrants pursuant to the Offer or the Merger or any provision of this Agreement, and the Company shall deduct and withhold from the consideration otherwise payable to a holder of a cancelled Employee Option pursuant to Section 2.7 hereof, (i) such amounts as are required under any applicable provision of the Internal Revenue Code of 1986, as amended (the

"Code") (including, without limitation, Code Sections 1441 through 1446, 3401
 ----
through 3406, and 6041 through 6049), and (ii) such amounts as are required under any applicable provision of foreign, state or local tax law. To the extent that amounts are so withheld by the Parent, Purchaser or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Employee Options, as applicable, in respect of which such deduction and withholding was made by Parent, Purchaser or the Company.

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Purchaser that:

          SECTION 3.1  Organization and Qualification; Subsidiaries.  Each of
                       --------------------------------------------
the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, either have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect"
                                                       -----------------------
means any change or effect that is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

          SECTION 3.2  Certificate of Incorporation and By-Laws.  The Company
                       ----------------------------------------
has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws of the Company as currently in effect. Such Certificate of Incorporation and By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 3.3  Capitalization.  The authorized capital stock of the
                       --------------
Company consists of 15,000,000 shares of Class A Common Stock. As of August 23, 1996, (i) 6,090,941 shares of Class A Common Stock (plus any shares of Class A Common Stock issued upon the exercise of Employee Options since August 21, 1996) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Class A Common Stock were held in the treasury of the Company, (iii) an aggregate of 604,894 shares of Class A Common Stock (less any shares of Class A Common Stock issued upon the exercise of Employee Options since August 21,
1996) were reserved for
issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Employee Options issued pursuant to the Plans (as defined in Section 3.10) and (iv) an aggregate of 900,000 shares, 600,000 shares, 1,050,000 shares and 300,000 shares of Class A Common Stock, respectively, were reserved for issuance in connection with exercise of the $9.17 Warrants, the $11.67 Warrants, the $15.00 Warrants and the $1.00 Warrants, respectively. Since August 1, 1996, no options to purchase shares of Class A Common Stock have been granted and no shares of Class A Common Stock have been issued except for shares issued pursuant to the exercise of Employee Options outstanding as of July 31, 1996. As of the date hereof, no shares of Class B Common Stock are issued and outstanding and no shares of Class A Common Stock are reserved for issuance upon exercise of the rights (the "Rights") issued
                                                            ------
pursuant to the Rights Agreement, dated as of November 11, 1995, as amended (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services
 ----------------
L.L.C. (the "Rights Agent").  Except as set forth above, except for the Rights,
             ------------
and except as a result of the exercise of Employee Options outstanding as of July 31, 1996 or the exercise of the Warrants, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). There are no outstanding
                               ------------------
obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. All shares of Class A Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as set forth in Section 3.3 of the Disclosure Schedule (as defined below), each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Section 3.3 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Disclosure Schedule") sets forth a
                                            -------------------
list of the subsidiaries of the Company which evidences, among other things, the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries.

          SECTION 3.4  Authority Relative to This Agreement.  The Company has
                       ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Class A Common Stock if and to the extent required by applicable law, and the filing of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding Shares.

          SECTION 3.5  No Conflict; Required Filings and Consents.  (a)  The
                       ------------------------------------------
execution, delivery and performance of this Agreement by the Company do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the equivalent organizational documents of any of its subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected; or (iii) except as set forth in Section 3.5 of the Disclosure Schedule result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not except as set forth in Section 3.5 of the Disclosure Schedule, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
                                                                           ---
Act"), and state securities, takeover and Blue Sky laws, (ii) the filing and
- ---
recordation of appropriate merger or other documents as required by Delaware Law and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not (x) prevent consummation of the Offer or the Merger or materially delay the Merger, (y) otherwise prevent or delay the Company from performing its obligations under this Agreement or (z) individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.6  Material Contracts.  The Company has filed with the SEC,
                       ------------------
or disclosed in Section 3.6 of the Disclosure Schedule, a list of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property, employment, indemnification or a change of control) and other instruments to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, the loss, default, breach or violation of which would have a Material Adverse Effect ("Material Contracts"). Except as
                                             ------------------
set forth in Section 3.6 of the Disclosure Schedule or in the SEC Reports (as defined below), neither the Company nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not in the aggregate have a Material Adverse Effect; and to the Company's knowledge there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

          SECTION 3.7  Compliance.  Neither the Company nor any of its
                       ----------
subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, either have a Material Adverse Effect or prevent the consummation of the Offer or the Merger.

          SECTION 3.8  SEC Filings; Financial Statements.  (a)  The Company has
                       ---------------------------------
filed all forms, reports, statements and
documents required to be filed with the SEC since September 2, 1993 (collectively, the "SEC Reports"), each of which has complied in all material
                    -----------
respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, each as in effect on the
              --------------
date so filed. The Company has heretofore delivered or promptly will deliver to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended June 30, 1994 and 1995 and its Quarterly Reports on Form 10-Q for each of the quarterly periods ended September 30, 1995, December 31, 1995 and March 31, 1996, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 2, 1993 and (iii) all other reports or registration statements filed by the Company with the SEC since September 2, 1993. None of such forms, reports or documents filed by the Company contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the audited and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes thereto) included in its Annual Reports on Form 10-K for each of the two fiscal years ended June 30, 1994 and 1995 and in its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, which have previously been furnished to Parent, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at June 30, 1995, as otherwise disclosed in the SEC Reports or as set forth in Section 3.8(c) of the Disclosure Schedule, including the notes thereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since June 30, 1995.

          (d) The reserves in connection with product liability claims reflected on the unaudited June 30, 1996 balance sheet heretofore presented to Parent are adequate.

          (e) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements (including the Rights Agreement), documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has heretofore furnished to Parent a preliminary copy of its consolidated financial statements for the fiscal year ended June 30, 1996.

          SECTION 3.9  Absence of Certain Changes or Events.  Except as
                       ------------------------------------
contemplated by this Agreement, disclosed in the SEC Reports filed since June 30, 1995 or disclosed in Section 3.9 of the Disclosure Schedule, since June 30, 1995, the Company and its subsidiaries have conducted their businesses only in the ordinary course and there has not been a Material Adverse Effect (without regard, however, to changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved or general economic conditions).

          SECTION 3.10  No Undisclosed Liabilities.  Except (a) for liabilities
                        --------------------------
incurred in the ordinary course of business consistent with past practice, (b) transaction expenses incurred in connection with this Agreement, (c) liabilities which singly or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and (d) as set forth in Section 3.10 of the Disclosure Schedule, from June 30, 1995 until the date hereof, neither the Company nor any of its subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of June 30, 1995 contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

          SECTION 3.11  Absence of Litigation.  Except as disclosed in the SEC
                        ---------------------
Reports filed prior to the date of this Agreement or in Section 3.11 of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would have a Material Adverse Effect or (ii) seek to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

          SECTION 3.12  Employee Benefits; Labor Matters.  (a) (i) A copy (or,
                        --------------------------------
if unwritten, a summary thereof) of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its subsidiaries ("Company Personnel") and which
                                                -----------------
are sponsored, maintained or contributed to by the Company or its subsidiaries (the "Benefit Plans") and any trust agreements or insurance contracts forming a
      -------------
part of such Benefit Plans has been made available to Purchaser prior to the date hereof, together with (x) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to the Benefit Plans and (y) copies of all summary plan descriptions (whether or not required to be furnished under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employee communications relating to the Benefit
                   -----
Plans and distributed to Company Personnel within the past five years. The Benefit Plans are listed in Section 3.12(a)(i) of the Disclosure Schedule and each Benefit Plan which is an "employee pension benefit plan" ("Pension Plan")
                                                                ------------
as that term is defined in Section 3(2) of ERISA has been identified as such on such Disclosure Schedule.

          (ii) With respect to all the Benefit Plans, except as set forth in the SEC Reports and except as would not individually or in the aggregate, have a Material Adverse Effect: (1) all Benefit Plans are in substantial compliance with all applicable law, including the Code and ERISA, including in compliance with all filing and reporting requirements; (2) the aggregate accumulated benefit obligations of each Pension Plan that is subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such Pension Plan (as of the date of such valuation), and no material adverse change has occurred with respect to the financial condition of such Plan since such last valuation; (3) each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter; (4) there is no pending or, to the knowledge of the officers of the Company, threatened litigation or administrative agency proceeding relating to any Benefit Plan (other than benefit claims in the ordinary course); and (5) neither the Company, its subsidiaries nor any entity that is treated as a single employer with the Company or its subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has incurred or reasonably expects to incur any lien or
     ---------------
liability to the Pension

Benefit Guaranty Corporation, any Pension Plan or otherwise under Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue) or under Section 412 of the Code.

          (iii) Except as specifically contemplated by this Agreement or as disclosed in Section 3.12(a)(iii) of the Disclosure Schedule, the consummation of the Merger and the other transactions contemplated by this Agreement will not
(x) entitle any Company Personnel to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans.

          (b) (i) Except as disclosed in the SEC Reports and except as would not, individually or in the aggregate, have a Material Adverse Effect: (1) there is no labor strike, labor dispute, work slowdown, stoppage or lockout actually pending, or to the knowledge of the executive officers of the Company, threatened against or affecting the Company or any of its subsidiaries; (2) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its subsidiaries relating to their business; and (3) the Company and its subsidiaries are in compliance in all respects with all applicable laws and regulations of the United States and of the various states thereof and of such foreign jurisdictions in which they operate with respect to employment, employment practices, labor relations, safety and health, wages, hours and terms and conditions of employment.

          (ii) The Company has made available to Purchaser true and complete copies of (x) all agreements with employees or directors of the Company or its subsidiaries relating to employment, termination of employment, severance pay or other compensation rights and (y) all collective bargaining agreements with union representatives of employees of the Company or its subsidiaries.

          SECTION 3.13  Tax Matters.  (a)  The Company and each of its
                        -----------
subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member (i) has timely filed all Tax Returns (as defined below) required to be filed by it and all information contained in such Tax Returns is true, correct and complete in all material respects and (ii) has timely paid in full all Taxes shown to be due on such Tax Returns and has provided adequate reserves in its financial statements in accordance with generally accepted accounting principles for any Taxes that have not been paid, except where the failure to make such filings, pay such taxes or provide for such reserves has not had, and would not have, individually or in the aggregate, a Material Adverse Effect.

          (b) Except as disclosed in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has received written notice of any claim or assessment against, or any audit or investigation of, the Company or any of its subsidiaries with respect to any liability of the Company or any of its subsidiaries for Taxes.

          (c) Except as disclosed in Section 3.13 of the Disclosure Schedule, there is no contract or agreement in existence under which the Company or any of its subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or its subsidiaries is or was a part other than the group of which the Company is currently the common parent.

          (d) Except as disclosed in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any contracts, agreements or arrangements that, individually or in the aggregate, could give rise to the payment of any "excess parachute payment" within the meaning of
Section 280G of the Code, nor, except as disclosed in Section 3.13 of the Disclosure Schedule, will any of the transactions contemplated by this Agreement give rise to any such payment.

          (e)  As used herein, "Taxes" shall mean any taxes of any kind,
                                -----
including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall
                                                               ----------
mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          SECTION 3.14  Environmental Liability.  Except as disclosed in the SEC
                        -----------------------
Reports prior to the date hereof, except as disclosed in Section 3.14 of the Disclosure Schedule and except for such matters that, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below); (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (including soil, groundwater or surface features and buildings or structures thereon) (the "Properties") do not
                                                            ----------
contain any Hazardous Substances (as defined below) other than as permitted under applicable Environmental Law and do not contain, and have not contained, any underground storage tanks; (iii) neither the Company nor any of its subsidiaries has received any claims, notices, demand letters or requests for information alleging that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any agreement, order or decree involving liability under any Environmental Law; (iv) no Hazardous Substance has been disposed of or released on any of the Properties; (v) the Company and its subsidiaries are not subject to liability for any off-site disposal or contamination; and (vi) there are no other circumstances involving the Company or its subsidiaries that could be expected to result in any claims, liability, costs or losses or any restrictions on the ownership, use, or transfer of any Property pursuant to any Environmental Law.

          "Environmental Law" means any law, regulation, order, decree, opinion
           -----------------
or agency requirement relating to pollution, contamination, wastes, Hazardous Substances, human health or safety, or the environment and "Hazardous Substance"
                                                            -------------------
means any waste, mixture or matter containing any substance that is listed, classified under or regulated by any government authority pursuant to any Environmental Law including petroleum compounds, asbestos, lead and polychlorinated biphenyls.

          SECTION 3.15  Licenses and Permits.  Except as disclosed in Section
                        --------------------
3.15 of the Disclosure Schedule, each of the Company and its subsidiaries holds all licenses, permits, certificates of authority or franchises (collectively,

"Permits") that are required by any governmental entity to permit each of them
- --------
to conduct their respective businesses as now conducted, and all such permits are valid and in full force and effect and will remain so upon consummation of the transactions contemplated by this Agreement, except where the failure to hold any such Permits or the failure to keep such Permits in effect would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the executive officers of the Company, no suspension, cancellation or termination of any such Permits is threatened or imminent that would have a Material Adverse Effect.

          SECTION 3.16  Offer Documents; Proxy Statement.  Neither the Schedule
                        --------------------------------
14D-9, nor any of the information supplied by the Company for inclusion in the Offer Documents, shall, at the respective times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), shall, at the date the Proxy Statement
                    ---------------

(or any amendment thereof or supplement thereto) is first mailed to stockholders and at the time of the Stockholders Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their respective representatives which is contained in the Schedule 14D-9 or the Proxy Statement. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.17  Rights Agreement.  The Company has heretofore provided
                        ----------------
Parent with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The Company has taken all necessary action so that none of the execution of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer or the consummation of the Merger will (a) cause the Rights issued pursuant to the Rights Agreement to become exercisable, (b) cause any person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date (as such term is defined in the Rights Agreement).

          SECTION 3.18  Brokers.  No broker, finder or investment banker (other
                        -------
than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

          SECTION 3.19  State Takeover Laws.  Pursuant to the Certificate of
                        -------------------
Incorporation of the Company, Section 203 of Delaware Law will not be applicable to this Agreement or the transactions contemplated hereby. The Board of Directors of Company has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state of the United States.

          SECTION 3.20  Exercise of Warrants.  Assuming Parent and the Surviving
                        --------------------
Corporation fulfill their obligations pursuant to Section 6.11 hereof, the Warrantholders shall be entitled to receive upon exercise of the Warrants (including payment of the Exercise Price), only the Per Share Amount in cash.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

          Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.1  Corporate Organization.  Each of Parent and Purchaser is
                       ----------------------
a corporation duly organized, validly existing and in good standing under the laws of the States of New York and Delaware, respectively, and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent the consummation of the Offer or the Merger.

          SECTION 4.2  Authority Relative to This Agreement.  Each of Parent and
                       ------------------------------------
Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser other than filing and recordation of appropriate merger documents as required by Delaware Law. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against it in accordance with its terms.

          SECTION 4.3  No Conflict; Required Filings and Consents.  (a)  The
                       ------------------------------------------
execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not: (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Purchaser; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii) and
(iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which either of them or their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent the consummation of the Offer or the Merger.

          (b) The execution, delivery and performance of this Agreement by Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for (i) applicable requirements, if any, of the laws referred to in clause (i) of the exception to Section 3.5(b), (ii) the filing and recordation of appropriate merger or other documents as required by Delaware Law and (iii) such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not, individually or in the aggregate, prevent the consummation of the Offer or the Merger.

          SECTION 4.4  Offer Documents; Proxy Statement.  The Offer Documents
                       --------------------------------
will not, at the time such Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting (as defined in Section 6.1) or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.5  Financing.  Upon the terms and subject to the conditions
                       ---------
of this Agreement and the Offer, Parent and Purchaser have, as of the date hereof, received a commitment from Fleet Bank of New York with respect to, and will have available to them, upon consummation of the Offer and at the Effective Time, all funds necessary to satisfy the obligation to pay the Per Share Amount and the Spread pursuant to the Offer and the Merger Consideration pursuant to the Merger.

          SECTION 4.6  Brokers.  No broker, finder or investment banker (other
                       -------
than Bear, Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.1  Conduct of Business of the Company Pending the Merger.
                       -----------------------------------------------------
The Company covenants and agrees that, during the period from the date hereof until such time as Parent or Purchaser shall beneficially own a majority of the Shares, except pursuant to the terms hereof, as disclosed in the SEC Reports filed prior to the date hereof or as disclosed in Section 5.1 of the Disclosure Schedule, or unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries shall each use its reasonable efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following, except as contemplated by this Agreement, as previously disclosed in the SEC Reports filed prior to the date hereof or as set forth in Section 5.1 of the Disclosure Schedule without the prior written consent of Parent:

          (a) Amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

          (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of up to an aggregate of 604,894 shares of Class A Common Stock (less any shares of Class A Common Stock issued upon the exercise of Employee Options since August 21, 1996) issuable in accordance with the terms of Employee Options outstanding as of August 23, 1996 and the Warrants or (B) any assets of the Company or any of its subsidiaries, except, in the case of this clause (B), in the ordinary course of business;

          (c) Declare, set aside, make or pay any dividend or other distribution;

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, except for such of the foregoing incurred in the ordinary course of business; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(e);

          (f) (i) except with respect to collective bargaining agreements entered into in accordance with clause (ii) below and except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); or (ii) enter into any collective bargaining agreement with any union after the date hereof that would have or constitute a Material Adverse Effect after the date hereof;

          (g) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as whole;

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (j) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000,000, or in the aggregate, are in excess of $10,000,000;

          (k) make any Tax election or settle or compromise any Tax liability material to the Company and its subsidiaries taken as a whole;

          (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (m) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (n) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

          (o) enter into any material joint venture agreement, acquisition agreement or partnership agreement;

          (p) enter into any material arrangement, agreement or contract with respect to any assets or otherwise that, individually or in the aggregate with other material agreements and contracts entered into after the date hereof, would have or constitute a Material Adverse Effect after the date hereof; or

          (q) Enter into any agreement to take any of the actions described in Sections 5.1(a) through 5.1(p).


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          SECTION 6.1  Stockholders Meeting.  (a)  The Company, acting through
                       --------------------
its Board of Directors, shall, if required in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii) subject to its fiduciary duties under
      --------------------
applicable law, exercised after consultation with independent legal counsel, (A) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinion of the Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view and (B) use its reasonable efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of approval of this Agreement and the transactions contemplated hereby.

          (b) Notwithstanding the provisions of Section 6.1(a), in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Purchaser, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of Delaware Law.

          SECTION 6.2  Proxy Statement.  If required by applicable law, as soon
                       ---------------
as practicable following Parent's reasonable request, the Company shall file with the SEC under the Exchange Act, and shall use its reasonable efforts to have cleared by the SEC, the Proxy Statement with respect to the Stockholders Meeting. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

          SECTION 6.3  Company Board Representation; Section 14(f).  (a)
                       -------------------------------------------
Promptly upon the purchase by Purchaser of Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Purchaser representation on the Board of Directors equal to the product of the total number of directors on such Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all action necessary to cause Purchaser's designees to be so elected, including by increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Board of
(i) each committee of the Board, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by law.

          (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.3 and shall, if requested by Parent, include in the
Schedule 14D-9 or a separate Rule 14f-1 Statement provided to stockholders such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 6.3. Parent or Purchaser will supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Purchaser's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or waiver of any of the Company's rights hereunder, and any other consent or action by the Board of Directors hereunder, will require the concurrence of a majority (which shall be at least two) of the directors of the Company then in office who are neither designated by Purchaser nor are employees of the Company (the "Disinterested Directors").
                     -----------------------

          SECTION 6.4  Access to Information; Confidentiality.  (a)  From the
                       --------------------------------------
date hereof to the Effective Time, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent, and financing sources who shall agree to be bound by the provisions of this Section
6.4 as though a party hereto, reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent and such financing sources with all financial, operating and other data and information as Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request.

          (b) Each of Parent and Purchaser will hold and will cause its officers, employees, auditors and other agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the Company and its subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated in this Agreement (except to the extent that such information can be shown to have been (i) previously known by Parent or Purchaser from sources other than the Company, or its directors, officers, auditors or other agents, (ii) in the public domain through no fault of Parent or Purchaser or (iii) later lawfully acquired by Parent or Purchaser on a non-confidential basis from other sources who are not known by Parent or Purchaser to be bound by a confidentiality agreement (after inquiry of such sources) or otherwise prohibited from transmitting the information to Parent or Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any other person, except its auditors and other advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of three years from the date hereof and, if requested by or on behalf of the Company, Parent and Purchaser will, and will use all reasonable efforts to cause their auditors and other agents to, return to the Company or destroy all copies of written information furnished by the Company to Parent and Purchaser or their agents, representatives or advisors.

          (c) No investigation pursuant to this Section 6.4 shall affect any representations or warranties of the parties hereto contained herein or the conditions to the obligations of the parties hereto.

          SECTION 6.5  No Solicitation of Transactions.  The Company, its
                       -------------------------------
affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to an Acquisition Proposal. The term "Acquisition Proposal" shall mean any acquisition or
                     --------------------
exchange of all or any material portion of the assets of, any equity interest in, or any merger, reorganization, consolidation, or business combination or similar transaction involving the Company or any of its subsidiaries or any proposal with respect thereto. Neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent or Purchaser) concerning an Acquisition Proposal. Notwithstanding the preceding sentence, if, upon the advice of counsel and its financial advisor, the Company's Board of Directors determines in good faith that failing to take any of the following actions would constitute a breach of the Company's Board of Directors' fiduciary duty under applicable law, the Company may, directly or indirectly, (i) furnish information and access, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements, and (ii) participate in discussions and negotiate with such entity or group concerning an Acquisition Proposal if such entity or group has submitted a written proposal to the Company's Board of Directors relating to any such Acquisition Proposal. The Company's Board of Directors shall provide a copy and/or terms of any Acquisition Proposal (whether oral or written) to Parent immediately after receipt thereof, unless the Company's Board of Directors determines that providing such a copy and/or terms would constitute a breach of the Company's Board of Directors' fiduciary duty under applicable law. Notwithstanding the foregoing, the Company shall notify Parent immediately if any Acquisition Proposal (whether oral or written) is made and shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Company's Board of Directors withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by this Agreement. Nothing in this Section 6.5 shall prevent the Company's Board of Directors from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that the Company's Board
                                     --------  -------
of Directors shall not recommend that the stockholders of the Company tender their Shares in connection with any such tender offer unless the

Company's Board of Directors, upon the advice of counsel and its financial advisor, determines in good faith that failing to take such action would constitute a breach of the Company's Board of Directors' fiduciary duty under applicable law. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board determines that failing to release such third party or waive such provisions would constitute a breach of the Company's Board of Directors' fiduciary duty under applicable law.

          SECTION 6.6  Employee Benefits Matters.  Parent shall cause Purchaser
                       -------------------------
to honor all employment, consulting and other arrangements of the Company with individuals relating to employment and employee benefits which are listed on
Section 6.6 of the Disclosure Schedule.

          SECTION 6.7  Directors' and Officers' Indemnification and Insurance.
                       ------------------------------------------------------
From and after the Effective Time, Parent shall cause Purchaser to indemnify and hold harmless all past and present officers and directors of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and By-laws as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time, and shall advance reasonable litigation expenses incurred by such officers and directors in connection with defending any action arising out of such acts or omissions.

          SECTION 6.8  No Amendment to the Rights Agreement.  The Company
                       ------------------------------------
covenants and agrees that it will not amend the Rights Agreement, except as expressly contemplated by this Agreement.

          SECTION 6.9  Further Action; Reasonable Efforts.  Upon the terms and
                       ----------------------------------
subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act and other laws described in clause (i) of the exception in Section 3.5(b), and any amendments to any thereof and (ii) using its reasonable efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. The Company will cooperate with Parent and Purchaser with respect to consummating the financing for the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such necessary action.

          SECTION 6.10  Public Announcements.  Parent and the Company shall
                        --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

          SECTION 6.11  Warrants.  Parent agrees to cause the Surviving
                        --------
Corporation to, and the Surviving Corporation shall, make appropriate lawful provision so that, following the Effective Time, each holder of a Warrant will be entitled to receive upon exercise of such Warrant in accordance with the terms thereof (including payment of the Exercise Price (as defined in each Warrant)) the Per Share Amount in cash.

          SECTION 6.12  Delivery of Director Agreements.  The Company shall
                        -------------------------------
deliver to Parent, on or prior to the initial expiration date of the Offer, a copy of an amendment to each Company directors' Indemnity Agreement, executed by the Company and such director, pursuant to which the provisions of Section 3(b) of such Indemnity Agreement will cease to be effective upon consummation of a Change in Control (as defined in each Indemnity Agreement) upon the consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                              CONDITIONS OF MERGER

          SECTION 7.1  Conditions to Obligation of Each Party to Effect the
                       ----------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
- ------
subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) If required by Delaware Law, this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and Delaware Law (which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares).

          (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger.

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (d) Purchaser shall have purchased Shares pursuant to the Offer in a number sufficient to satisfy the Minimum Condition.

          SECTION 7.2  Conditions to Obligations of Purchaser.  The obligation
                       --------------------------------------
of Purchaser to effect the Merger is also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

          (a) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, unless such non-performance occurs following the appointment or election of Purchaser's designees to a majority of the positions on the Company's Board of Directors. In addition, Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) The Rights shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of the Rights Agreement.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1  Termination.  This Agreement may be terminated and the
                       -----------
Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a)  By mutual written consent of Parent, Purchaser and the Company;

          (b) By Parent or the Company, if the Effective Time shall not have occurred on or before 150 days from the date hereof (the "Outside Date");
                                                               ------------
     provided that the right to terminate this Agreement under this clause (b)
     --------
     shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (d) By Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have (i) failed to commence the Offer as provided in Section 1.1, (ii) terminated the Offer or (iii) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date;

          (e) By the Company if (i) there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser shall have (A) terminated the Offer or (B) failed to pay for Shares pursuant to the Offer on or prior to the Outside Date or
     (ii) the Company receives an Acquisition Proposal on terms the Company's Board of Directors, upon the advice of counsel and its financial advisor, determines in good faith to be more favorable to the Company's stockholders than the terms of the Offer and the Merger, and the Board, upon the advice of counsel and its financial advisor, determines in good faith, that it is legally required for the discharge of its fiduciary duties, (A) not to continue to recommend that holders of Shares or Warrants accept the Offer and tender their Shares or Warrants pursuant to the Offer and (B) to accept such Acquisition Proposal; provided, however, that the Company shall not be
                                --------  -------
     permitted to terminate this Agreement pursuant to this Section 8.1(e)(ii) unless it has provided Parent and Purchaser with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Parent shall
                                           --------  -------
     receive the fee set forth in Section 8.3 immediately prior to any termination pursuant to this Section 8.1(e)(ii) by wire transfer in same day funds; or

          (f) By Parent prior to the appointment or election of Purchaser's designees to a majority of the positions on the Company's Board of Directors if (i) there shall have been a breach of any representation or warranty on the part of the Company which would either have a Material Adverse Effect on the Company or which would prevent the consummation of the Offer, (ii) there shall have been a breach of any covenant or agreement on the part of the Company which would either have a Material Adverse Effect or prevent the consummation of the Offer, which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires, or (iii) the Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or the Company's Board of Directors, upon request by Parent, shall fail to reaffirm such approval or recommendation within two business days of such request or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing.

          SECTION 8.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Sections 6.4(b), 8.3, 8.4 and 9.1, shall forthwith become void and there shall be no liability on the part of any party hereto; provided, however,
                                                             --------  -------
that nothing herein shall relieve any party from liability for any breach hereof.

          SECTION 8.3  Termination Fee.  If (x)(i) after the date hereof, any
                       ---------------
corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser or any of their respective affiliates shall become the beneficial owner of 10% or more of the outstanding Shares or to the extent there exists a holder of 10% or more of the outstanding Shares as of the date hereof, such holder purchases any additional shares of stock of the Company, and (ii) the Minimum Condition shall not have been satisfied and the Offer is terminated in accordance with this Agreement without the Purchase of any Shares thereunder, or (y) Parent shall have terminated this Agreement pursuant to Section 8.1(f)(iii) hereof, then the Company, if requested by Parent, shall promptly, but in no event later than two days after the date of such request, pay Parent a fee of $10,000,000 plus accountable expenses which amount shall be payable in same day funds, or if the Company shall have terminated this Agreement pursuant to Section 8.1(e)(ii) hereof, then the Company shall, in accordance with Section 8.1(e)(ii), pay Parent prior to such termination a fee of $10,000,000 plus accountable expenses which amount shall be payable in same day funds. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement, and that, without such agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent or Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.3, the Company shall pay to Parent or Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime lending rate for money borrowed of Fleet Bank of New York on the date such payment was required to be made.

          SECTION 8.4  Fees and Expenses.  Except as provided in Section 8.3,
                       -----------------
each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

          SECTION 8.5  Amendment.  Subject to Section 6.3, this Agreement may be
                       ---------
amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time;

provided, however, that, after approval of the Merger by the stockholders of the
- --------  -------
Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.6  Waiver.  Subject to Section 6.3, at any time prior to the
                       ------
Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.1  Non-Survival of Representations, Warranties and
                       -----------------------------------------------
Agreements.  The representations, warranties and agreements in this Agreement
- ----------
shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Sections 8.1(a), 8.1(c), 8.1(e)(ii) or 8.1(f)(iii), as the case may be, except that the agreements set forth in Article II, Section 6.6, Section 6.7, Section 6.9 and Article IX shall survive the Effective Time indefinitely and those set forth in Section 6.4, Section 8.3, Section 8.4 and Article IX shall survive termination indefinitely.

          SECTION 9.2  Notices.  All notices, requests, claims, demands and
                       -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Purchaser:

          Columbus McKinnon Corporation
          140 John James Audobon Pkwy.
          Amherst, New York  14228
          Attention:  President and Chief Executive Officer
          Telecopier:  (716) 689-5598
          with a copy to:

          Phillips, Lytle, Hitchcock, Blaine & Huber
          3400 Marine Midland Center
          Buffalo, New York  14203
          Attention:  Frederick G. Attea, Esq.
          Telecopier:  (716) 852-6100

          if to the Company:

          Yale International, Inc.
          One Morrocroft Centre
          6805 Morrison Boulevard, Suite 450
          Charlotte, North Carolina  28211
          Attention:  President and Chief Executive Officer
          Telecopier:  (704) 367-1854

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York  10017
          Attention:  Philip T. Ruegger, Esq.
          Telecopier:  (212) 455-2502

          SECTION 9.3  Certain Definitions.  For purposes of this Agreement, the
                       -------------------
term:

          (a)  "affiliate" of a person means a person that directly or
                ---------
     indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)  "beneficial owner" with respect to any Shares means a person who
                ----------------
     shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c)  "control" (including the terms "controlled by" and "under common
                -------                        -------------       ------------
     control with") means the possession, directly or indirectly or as trustee
     ------------
     or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d)  "generally accepted accounting principles" means the generally
                ----------------------------------------
     accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1993 were prepared;

          (e)  "knowledge" means knowledge after reasonable inquiry;
                ---------

          (f)  "person" means an individual, corporation, partnership,
                ------
     association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g)  "subsidiary" or "subsidiaries" of the Company, the Surviving
                ----------      ------------
     Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 9.4  Severability.  If any term or other provision of this
                       ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 9.5  Entire Agreement; Assignment.  This Agreement constitutes
                       ----------------------------
the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the
                        --------
assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 9.6  Parties in Interest.  This Agreement shall be binding
                       -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.7  Governing Law.  This Agreement shall be governed by, and
                       -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 9.8  Headings.  The descriptive headings contained in this
                       --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.9  Counterparts.  This Agreement may be executed in one or
                       ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 9.10  Disclosure Schedule.  For purposes of this Agreement,
                        -------------------
any information disclosed in the Disclosure Schedule shall be deemed to be a representation and warranty of the Company that such information is accurate in all material respects, and any information disclosed in one section of the Disclosure Schedule shall be deemed to be disclosed in all sections of the Disclosure Schedule.

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              COLUMBUS MCKINNON CORPORATION


                              By:/s/ H.P. Ladds, Jr.
                                 ---------------------------
                                 Name:  H.P. Ladds, Jr.
                                 Title:  President

                              L ACQUISITION CORPORATION


                              By:/s/ R.L. Montgomery
                                 --------------------------
                                 Name:  R.L. Montgomery
                                 Title:  Treasurer

                              SPRECKELS INDUSTRIES, INC.


                              By:/s/ Gary L. Tessitore
                                 ----------------------------
                                 Name:  Gary L. Tessitore
                                 Title:  President and Chief
                                            Executive Officer

                                    ANNEX A
                                    -------

                                Offer Conditions
                                ----------------

          The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be
                                                 ----------------
deemed to refer to the attached Agreement and the term "Commission" shall be
                                                        ----------
deemed to refer to the SEC.

          Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, prior to the expiration of the Offer, (i) a number of shares of Class A Common Stock which, together with any Shares owned by Parent or Purchaser, constitutes at least 51% of the voting power (determined on a fully-diluted basis, including the exercise in full of all options and warrants outstanding, other than Warrants validly tendered and accepted for payment pursuant to the Offer), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger shall not have been validly tendered and available for acceptance pursuant to the Offer (the "Minimum Condition"), (ii)
                                                     -----------------
Purchaser is not, in its reasonable discretion, satisfied that (x) the Rights will not become exercisable upon consummation of the Offer, (y) upon consummation of the Offer, the restrictions contained in Section 203 of Delaware Law will not apply to the Merger or (z) no supermajority vote will be required by the Company's Certificate of Incorporation to approve the Merger or, after consummation of the Offer, Purchaser will otherwise possess sufficient voting power to effect the Merger without the affirmative vote of any person other than Purchaser or (iii) at any time on or after August 24, 1996 and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred or Purchaser makes a good faith determination that any of the following conditions has occurred:

          (a) there shall have been any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States, which could reasonably be expected to have the effect of:
     (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or making materially more costly, the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Parent or Purchaser, the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries, or by Parent, Purchaser or any of Parent's subsidiaries of all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its subsidiaries, or compelling Purchaser, Parent or any of Parent's subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its material subsidiaries or Parent or any of its subsidiaries, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Purchaser, Parent or any of Parent's subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of Parent's subsidiaries on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary (other than immaterial subsidiaries) directly or indirectly owned by the Company; or (iv) requiring divestiture by Parent or Purchaser, directly or indirectly, of any Shares;

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date hereof, (iii) any material adverse change or any condition, event or development involving a prospective material adverse change in United States or other material international currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would have a Material Adverse Effect or materially adversely affect (or materially delay) the consummation of the Offer;

          (c) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this Section as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in
     Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates and other than any Grandfathered Person (as presently defined) so long as such person remains a Grandfathered Person (as presently defined) or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (B) any such corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination;

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (f) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the consent of the Company;

          (g) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization, consent or waiting period of any domestic, foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) located or having jurisdiction within the United States or any country or economic region in which either the Company or Parent, directly or indirectly, has material assets or operations, shall not have been obtained or satisfied; or


          (h) the Company and Purchaser (or any affiliate of Purchaser) shall have entered into an agreement (which by its terms supersedes the Agreement) providing for the acquisition of the Company by Purchaser or any affiliate of Purchaser by merger or other similar business combination, or by purchase of shares of capital stock or assets of the Company, or the Company and Purchaser shall have entered into any other agreement pursuant to which it is agreed that the Offer will be terminated;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

          The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.